Exhibit 10.1
SEPARATION AND TRANSITION SERVICES AGREEMENT
Edward J. Borkowski (“Borkowski”) and MiMedx Group, Inc. (“Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”) hereby enter into this Separation and Transition Services Agreement (“Agreement”) dated and effective as of November 15, 2019 (the “Effective Date”).
WHEREAS, Company is in the process of preparing its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including audited financial statements for the 2018 fiscal year, financial statements for the 2017 fiscal year and restated financial statements for the 2016 fiscal year (such Annual Report on Form 10-K, the “Super 10-K”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”);
WHEREAS, the Company desires that Borkowski, an Executive Vice President and the Interim Chief Financial Officer of Company, continue to assist the Company with the preparation and filing of the Super 10-K and the related matters set forth herein; and
WHEREAS, the Parties desire to fully and finally resolve any and all disputes between them and to set forth the terms and conditions of Borkowski’s continued employment, resignation, and transition.
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties, the Parties hereby agree as follows:
1.Resignation from Employment. Borkowski hereby voluntarily resigns from his employment with Company, as well as from any and all officer, director or other positions that Borkowski holds with Company and its affiliates, effective as of the Effective Date of this Agreement. Company hereby accepts such resignations.
2.Transition. Borkowski will provide Transition Services (as defined below) to Company commencing on the Effective Date of this Agreement until the earlier of the first business day immediately following the date on which Company files its Super 10-K with the SEC or December 31, 2019 (the “Transition Period”). During the Transition Period, Borkowski will provide the “Transition Services,” which for purposes of this Agreement shall mean performing the duties of the Interim Chief Financial Officer with respect to filing the Super 10-K and assisting with the transition of his duties which encompasses managing the process of preparing the Super 10-K, delivering to Company’s Board of Directors a near-final draft of the Super 10-K, reasonably in advance of the date on which the Super 10-K is ready to be filed with the SEC, and executing and delivering to Company the signatures and certifications required of Borkowski in connection with the filing of the Super 10-K with the SEC in his capacity as principal financial officer and principal accounting officer of Company. Borkowski will perform all Transition Services diligently, in good faith, and to the best of his professional ability and judgment. Borkowski will not enter into any agreement that creates any binding obligation on behalf of Company without the express prior written consent of Company’s Chief Executive Officer. Additionally, commencing on the date the Transition Period ends and until March 31, 2020, Borkowski will deliver the signatures and certifications required of Borkowski in connection with the filing of the Super 10-K with the SEC at the reasonable request of Company and will make himself available for consultation with respect to matters related to the Transition Services and matters related to the preparation and filing of Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019 that involve Borkowski’s duties and responsibilities during his employment with Company; provided that such cooperation will be provided telephonically, during non-business hours to the extent practicable, and will not unreasonably interfere with Borkowski’s performance of his responsibilities in his new employment, and further provided that if the Super 10-K has not been filed prior to the end of the Transition Period, then Borkowski will maintain knowledge sufficient to provide the signatures and certifications as described above with respect to the Super 10-K, with Company’s cooperation, as reasonably requested by Company. Borkowski will be reimbursed for reasonable out-of-pocket expenses that Borkowski incurs in performing such services and the Transition Services in accordance with Company’s business expense policies then in effect.
3.Payments. Subject to the terms and conditions of this Agreement (including without limitation, Section 16 below), and provided that Borkowski does not revoke it:
a.Installment Payments. The Company will pay Borkowski a special payment (the “Transition Payment”) in installments as follows: (i) $1,700,000, to be paid within seven (7) business days following the Effective Date; (ii) $1,750,000 to be paid within seven (7) business days following the filing of the Super 10-K with the SEC; and (iii) $500,000 to be paid within seven (7) business days after Borkowski signs and returns to Company the Supplemental Release (without revoking it, as provided therein) attached as Exhibit A to this Agreement (the “Supplemental Release”); provided, however, that Borkowski must sign and return the Supplemental Release within 21 days after (but not before) March 31, 2020 (or if Borkowski has a dispute regarding a prior payment under this Agreement, within 21 days after the later of March 31, 2020 and the resolution of such dispute). The Transition Payment will be subject to required and authorized income and employment tax withholdings and deductions, and will be reported on a Form W-2 to Borkowski. Each installment payment of the Transition Payment under this Section 3(a) shall be made via direct deposit or wire transfer pursuant to the wire transfer instructions provided by Borkowski to Company in writing provided that he provides such instructions no later than five business days after the Effective Date. The Company will pay a gross amount of $50,000 (without any withholdings or deductions) to Wilson Sonsini Goodrich & Rosati for Borkowski’s attorneys’ fees and costs in connection with the negotiation and preparation of this Agreement within seven (7) business days following the Effective Date, which amount will be reported on Form 1099s to Borkowski and Wilson Sonsini Goodrich & Rosati.
b.Acknowledgement. Borkowski agrees that, except as expressly set forth in Sections 2, 3, and 11 of this Agreement, and any earned and unpaid base salary and PTO balance (if any) through the Effective Date of this Agreement, Company and the other Released Parties (as defined below in Section 6) do not owe (and will not owe) him any other amounts, including without limitation any salary, bonus, profit-sharing or incentive compensation of any kind, notice or severance pay, equity-based compensation, or other payments or benefits of any kind. Borkowski further agrees that the total sum of the gross payments to him under this Agreement or otherwise will not exceed $4 million, exclusive of reimbursements for reasonable out-of-pocket expenses as set forth in Sections 2 and 11 herein.
4.Company Benefits. Borkowski agrees that he will not accrue any PTO during the Transition Period or participate in any Company benefit plans or perquisites in which he currently participates, including, without limitation, Company’s short-term or long-term incentive compensation plans (including, without limitation, any Management Incentive Plan or any equity-based compensation or plan) with respect to Company’s fiscal year 2019 or 2020.
5.Equity. Borkowski acknowledges and agrees, as of the Effective Date of this Agreement, he had vested in 33,333 shares of Company’s common stock and no more. The vested shares shall continue to be governed by the terms and conditions of Company’s 2016 Equity and Cash Incentive Plan and the applicable Restricted Stock Award Agreement (the “Stock Agreement”). Borkowski further acknowledges and agrees that all other equity award agreements are null and void and that he will not continue to vest in any outstanding Company equity awards he holds as of the Effective Date of this Agreement, that he is not entitled to any further Company equity awards, and that any and all unvested portions of outstanding equity awards are hereby cancelled and forfeited as of the Effective Date of this Agreement.

6.Released Parties. “Released Parties” as used in this Agreement means: (a) Company and its past, present and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and (b) each of the foregoing entities' and persons’ past, present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys, and (c) the predecessors, successors, and assigns of each of the foregoing persons and entities.
7.Release of Claims by Borkowski.
a.    Release. Borkowski, and anyone claiming through Borkowski or on Borkowski’s behalf, hereby waives and releases Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Borkowski now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Borkowski signs this Agreement. Without limiting the foregoing, the claims waived and released by Borkowski hereunder include, but are not limited to: (i) all claims arising out of or related in any way to Borkowski’s employment, compensation, other terms and conditions of employment, or termination from employment with Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit; (ii) all claims that were or could have been asserted by Borkowski or on Borkowski’s behalf in any federal, state, or local court, commission, or agency, or under any contract, tort, or other common law theory (including, without limitation, any employment agreement or offer letter); and (iii) all claims that were or could have been asserted by Borkowski or on his behalf under: (x) the Age Discrimination in Employment Act; and (y) any other federal, state, local, employment, services, or other law, regulation, ordinance, constitutional provision, executive order, or other source of law, including, without limitation, under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, and federal, state, and other securities laws. Notwithstanding the foregoing, the releases and waivers in this Section 7 will not apply to any claim for unemployment or workers’ compensation, any claim to indemnification under any applicable law or the Company Bylaws, or any director and officer insurance.
b.    Protected Activity. Notwithstanding anything to the contrary in this Agreement, Borkowski understands that nothing contained in this Agreement limits Borkowski’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the SEC, Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). Borkowski further understands that this Agreement does not limit Borkowski’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company.
c.    No Pending or Future Claims. Borkowski confirms that he has not filed any legal or other proceeding(s) against any of the Released Parties (provided, however, that Borkowski need not disclose to Company, and the foregoing confirmation does not apply to, conduct or matters described in Section 7(b) above), is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. Borkowski further agrees that Borkowski will not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by Borkowski in Section 7(a) above, and will take all steps necessary to opt out of any such actions. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released in Section 7(a) above, Borkowski hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Borkowski, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of Borkowski.
8.Release of Claims by Company and the Other Released Parties.
a.Release. Company and the other Released Parties hereby and forever release Borkowski from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company or any other Released Party may possess against Borkowski arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date; provided that the release and waivers in this Section 8(a) shall not release any rights or claims of Company or any of the other Released Parties with respect to (i) Company’s existing April 1, 2016 Compensation Recoupment Policy (without revision), only with respect to incentive compensation paid to Borkowski prior to the Effective Date of this Agreement if applicable, and to no greater extent than applied to any other Executive as defined under the Securities Exchange Act of 1934 or (ii) any claims for fraud, embezzlement or other criminal conduct by Borkowski relating to the performance of Borkowski’s duties to Company that are unknown to Company as of the Effective Date of this Agreement.
b.No Pending or Future Claims. Company confirms that it has not filed any legal or other proceeding(s) against Borkowski, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. Company further agrees that it will not at any time become a party to any action in any court or arbitration against Borkowski that involves or is based upon any claim waived and released by Company in Section 8(a) above.

9.	Representations.
a.Existing Agreements and Obligations. Borkowski hereby acknowledges and agrees that, except if prohibited by law, he remains subject to his post-employment obligations related to protection of confidential Company information, intellectual property, and other restrictive covenants, as set forth in his Change in Control Severance Compensation and Restrictive Covenant Agreement, his Employee Inventions and Assignment Agreement, his Non-Competition Agreement, and his Confidentiality and Non-Solicitation Agreement (collectively, the “Existing Agreements”). Borkowski represents and confirms that he has not engaged in any conduct with respect to Company or his duties for Company that violates or has violated any laws, regulations, or obligations to Company, and Borkowski agrees that, during the Transition Period, he will not engage in any conduct with respect to Company or his duties for Company that violates any laws, regulations, or obligations to Company. Borkowski agrees that he has no present or future right to employment with Company and will not apply for re-employment with the Company or any of its affiliates.
b.New Employment. Borkowski represents that (i) his provision of the Transition Services will not violate any obligation he may have to any other person or entity, including any new or prospective employer; (ii) such new or prospective employment does not violate the terms of this Agreement, the Existing Agreements, or any other obligation Borkowski has to Company; (iii) he will not use or disclose to Company or its affiliates any confidential or proprietary information of any other person or entity (including but not limited to any new or prospective employer) in the provision of the Transition Services or otherwise; and (iv) he has disclosed the fact and anticipated duration associated with the Transition Services to any new employer and that such new employer has consented to him providing the Transition Services as contemplated by this Agreement.
10.Directors’ and Officers’ Insurance. Company agrees that it shall maintain, at its own expense, directors' and officers' liability insurance providing coverage to Borkowski, for his role in and provision of services to Company from the Effective Date through March 31, 2020, that is no less favorable or expansive than the coverage provided to then-current directors and officers of the Company. The Company further agrees that it will indemnify Borkowski with respect to his role in and provision of services to Company from the Effective Date through March 31, 2020 in the same manner and to the same extent as provided for then-current directors and officers under the Company’s Bylaws (as in effect or amended from time to time) and any provision of applicable law.
11.Cooperation. Except as provided in Section 7(b) above, and without limiting or otherwise affecting Borkowski’s obligations under Section 2 of this Agreement, at Company’s request, Borkowski will reasonably cooperate in any administrative, investigative, litigation or other legal matter(s) involving Company or its affiliates which relate to Borkowski’s employment with Company (including the Transition Services). Borkowski’s obligation to cooperate hereunder will encompass meeting and conferring with Company or its counsel by telephone, video conference, or in person (if necessary, and subject to Borkowski’s availability), at the reasonable request of Company and at the mutual convenience of the Parties, and/or providing truthful testimony; provided, however, that such cooperation shall not unreasonably interfere with Borkowski’s performance of his responsibilities in his new employment. Borkowski will be reimbursed for reasonable out-of-pocket expenses that Borkowski incurs in rendering cooperation pursuant to this Agreement, in accordance with the Company’s business expense policies then in effect.
12.Return of Property. Borkowski acknowledges and confirms that he has returned or will promptly return all property of Company that is in his possession, custody, or control, including without limitation any and all documents and other information that reflect or contain any Company confidential or proprietary information, cell phones and other mobile devices, computers, credit cards, and other equipment and materials furnished to him by Company; provided, however, that Borkowski will be entitled to retain during the Transition Period such property and/or equipment as Company and Borkowski deem necessary for his performance of the Transition Services, but will return all such property upon the earlier of Company’s request and the first business day following the conclusion of the Transition Period.
13.Non-Disparagement. Except as otherwise provided in Section 7(b), Borkowski will refrain from all conduct, oral or otherwise, that disparages or damages the reputation, goodwill or standing in the community of Company, its current executive officers or members of its Board of Directors as of the Effective Date of this Agreement, , or Company’s products, services or business, and hereby represents that he has not engaged in any such conduct; provided that nothing herein will prohibit Borkowski from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. Company agrees that its current executive officers and the current members of Company’s Board of Directors as of the Effective Date of this Agreement will refrain from all conduct, oral, written, or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Borkowski; provided that nothing herein will prohibit such individuals from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.
14.Representation Re: “Ineligible Persons”. Company complies with all Federal and State laws and regulations, including, without limitation, the requirement not to contract with “Ineligible Persons.” An “Ineligible Person” is any individual or entity who: (i) is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal health care programs (as defined below); or (ii) has been convicted of a criminal offense related to the provision of health care items or services and has not been reinstated in the Federal health care programs after a period of exclusion, suspension, debarment, or ineligibility. Borkowski hereby warrants and represents that neither Borkowski nor any individual employed by Borkowski is an Ineligible Person. Borkowski agrees to disclose to Company immediately any event that makes Borkowski or any individual employed by Borkowski an Ineligible Person. Borkowski agrees to provide access to, permit audit of, and provide copies of records and other information to the U.S. Department of Justice, the Secretary of the U.S. Department of Health and Human Services, the U.S. Comptroller General, CMS, and such other officials entitled by law or under government-funded programs as may be necessary for compliance by Company with the provisions of all state and federal laws and contractual requirements governing Company, including, but not limited to, the Medicare program. For purposes of this Agreement, the term “Federal health care program” shall have the meaning ascribed to it in 42 U.S.C. § 1320a-7b(f).
15.No Admission. Nothing in this Agreement is intended to or will be construed as an admission by either Party or any of the other Released Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the other Party or otherwise. Each Party, and the other Released Parties, expressly deny any such illegal or wrongful conduct.
16.Remedies. The Parties agree that each may, in addition to any other remedies available to it/him, institute and prosecute proceedings in any court of competent jurisdiction to enjoin the other from violating any provision of this Agreement and that, in any such proceedings, the Parties will not assert that the other has an adequate remedy at law for the breach of such provisions. The Parties acknowledge and agree that any material breach of this Agreement by the other relieves the non-breaching Party from its/his further obligation to perform under this Agreement pending an adjudication of the issues by a court of competent jurisdiction.
17.The Parties understand and agree that: (a) this is a full and final release of all claims through the date they sign this Agreement; (b) they knowingly and voluntarily release claims hereunder for valuable consideration; and (c) they hereby are and have been advised of their right to have their attorney review this Agreement (at their cost) before signing it. Borkowski further understands and agrees that (a) he has up to 21 days to consider whether to sign this Agreement; and (b) he may, at his sole option, revoke this Agreement upon written notice delivered to Company’s Chief Executive Officer, within 7 days after signing it. This Agreement will be void and Company will have no obligation to perform hereunder if Borkowski timely revokes it.
18.Additional Provisions. This Agreement embodies the entire agreement of the Parties regarding the matters described herein and supersedes any and all prior and/or contemporaneous agreements, oral or written, between the Parties regarding such matters (including, without limitation, all existing compensation agreements between the Parties), provided that the Existing Agreements and the Stock Agreement will continue in full force and effect in accordance with their terms. The Parties acknowledge that no promises or representations other than those set forth in this Agreement have been made to either of them to induce either of them to sign this Agreement, and that each of them has relied only on promises expressly stated herein. This Agreement is governed by the internal laws of the State of Georgia, and may be modified only by a writing signed by all Parties. The waiver by either Party of a breach of any term or provision of this Agreement must be in writing signed by such Party in order to be binding and, further, will not operate or be construed as a waiver of a subsequent breach of the same provision by any Party or of the breach of any other term or provision of this Agreement. This Agreement is enforceable by Company and its affiliates and may be assigned or transferred by Company to, and will be binding upon and inure to the benefit of, any parent or other affiliate of Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of Company or of any division thereof. Borkowski may not assign any of Borkowski’s rights or obligations under this Agreement. If any restriction(s) herein is found to be unenforceable by a court of competent jurisdiction, the Parties agree that any such restriction(s) may be modified or limited so that it or they may then be enforced to the fullest extent possible. The provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable (after any modification or limitation under the foregoing).
19.Tax Matters. All payments and other benefits provided under this Agreement will be subject to applicable withholdings and deductions in accordance with applicable law. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Borkowski to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement will be interpreted and construed accordingly; provided, however, that Company and the other Released Parties will not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Borkowski due to any failure to comply with Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code (including, without limitation, making any payments that become due under Section 3 in calendar year 2020 rather than calendar year 2019). All references in this Agreement to Borkowski’s termination of employment will mean a separation from service within the meaning of Section 409A of the Code, to the extent necessary under Section 409A of the Code. Each payment under this Agreement as a result of the separation of Borkowski’s service will be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if on the date of Borkowski’s separation from service (as defined in Section 409A of the Code) (i) Company is a publicly traded corporation and (ii) Borkowski is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Borkowski’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Borkowski’s separation from service, such payment will be delayed until the earlier to occur of (x) the first day of the seventh month following Borkowski’s separation from service or (y) the date of Borkowski’s death. Any reimbursement payable to Borkowski pursuant to this Agreement will be conditioned on the submission by Borkowski of all expense reports reasonably required by Company under any applicable expense reimbursement policy, and will be paid to Borkowski within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Borkowski incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement will not be subject to liquidation or exchange for any other benefit.
20.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original, and all of which taken together will be considered one and the same instrument. This Agreement may be executed by .pdf signatures and a .pdf signature will constitute an original for all purposes.
THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND EACH OF ITS TERMS, AND INTEND TO BE BOUND THEREBY:

EDWARD J. BORKWOSKI /s/ Edward J. Borkowski Date: November 18, 2019	MIMEDX GROUP, INC. By: /s/ Timothy R. Wright_________ Title: Chief Executive Officer Date: November 18, 2019

EXHIBIT A -- SUPPLEMENTAL RELEASE

Edward J. Borkowski ("Borkowski") and MiMedx Group, Inc. (“Company”) hereby enter into this Supplemental Release ("Release") in accordance with the Transition Agreement between Company and Borkowski dated November 15, 2019 (the "Agreement"). Capitalized terms not expressly defined in this Release will have the meanings set forth in the Agreement:

1.    Borkowski understands and agrees that Borkowski’s execution of this Release within 21 days following (but not before) March 31, 2020 (or if Borkowski has a dispute regarding a prior payment under the Agreement, within 21 days after the later of March 31, 2020 and the resolution of such dispute) is among the conditions precedent to Company’s obligation to provide the final installment payment as set forth in Section 3(a) of the Agreement. Company will provide such payment in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.

2.    "Released Parties" as used in this Release includes: (a) Company and its past, present and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities; (b) each of the foregoing entities' and persons’ past, present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys; and (c) the predecessors, successors and assigns of each of the foregoing persons and entities.

3.    Borkowski and anyone claiming through him or on his behalf hereby waive and release Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Borkowski now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which he signs this Release. Without limiting the foregoing, the claims waived and released by Borkowski hereunder include, but are not limited to, all claims under the Age Discrimination in Employment Act; all claims under any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law; all claims arising out of Borkowski’s employment (including without limitation the Transition Services), compensation, other terms and conditions of employment (including without limitation the Transition Services), or termination from employment (including without limitation the Transition Services); all claims for discrimination, harassment, retaliation and failure to accommodate; and all contract, tort and other common law claims, including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel and unjust enrichment. Notwithstanding the foregoing, the releases and waivers in this Section 3 will not apply to any claim for unemployment or workers’ compensation, any claim to indemnification under any applicable law or the Company Bylaws, or any director and officer insurance.

4.    The Company and the other Released Parties hereby and forever release Borkowski from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company or any other Released Party may possess against Borkowski arising from any omissions, acts, facts, or damages that have occurred up until and including the date on which Company signs this Release, provided that the release and waivers in this Section 4 shall not release any rights or claims of Company or any of the other Released Parties with respect to (a) enforcing Company’s existing April 1, 2016 Compensation Recoupment Policy (without revision), only with respect to incentive compensation paid to Borkowski prior to the Effective Date of this Agreement if applicable, and to no greater extent than applied to any other Executive as defined under the Securities Exchange Act of 1934 or (b) any claims for fraud, embezzlement or other criminal conduct by Borkowski relating to the performance of Borkowski’s duties to Company that are unknown to Company as of the date Borkowski signs this Release.

5.    Borkowski confirms that he has not filed any legal or other proceeding(s) against any of the Released Parties, is the sole owner of and has not transferred the claims released herein, and has the full right to grant the releases and agreements in this Release. In the event of any further proceedings initiated by Borkowski based upon any released matter, none of the Released Parties will have any further monetary or other obligation of any kind to Borkowski, and Borkowski hereby waives any such monetary or other recovery. Company confirms that it has not filed any legal or other proceeding(s) against Borkowski, is the sole owner of and has not transferred the claims released herein, and has the full right to grant the releases and agreements in this Release. In the event of any further proceedings initiated by any of the Released Parties based upon any released matter, Borkowski will not have any further monetary or other obligation of any kind to the Company or other Released Parties, and the Company and other Released Parties hereby waive any such monetary or other recovery.

6.    The Parties understand and agree that: (a) this is a full and final release of all claims through the date they sign this Release; (b) they knowingly and voluntarily release claims hereunder for

1

valuable consideration; and (c) they hereby are and have been advised of their right to have their attorney review this Release (at their cost) before signing it. Borkowski further understands and agrees that (a) he has up to 21 days to consider whether to sign this Release; and (b) he may, at his sole option, revoke this Release upon written notice delivered to Company’s Chief Executive Officer within 7 days after signing it. This Release will be void if Borkowski revokes it.

7.    Nothing in this Release is intended to or will be construed as an admission by any of the Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to one another or otherwise. The Released Parties and Borkowski expressly deny any such illegal or wrongful conduct. This Release, the Agreement, the Stock Agreement, and the Existing Agreements are the entire agreement of the Parties regarding the matters described in such agreements and supersede any and all prior and/or contemporaneous agreements, oral or written, between the Parties regarding such matters. This Release is governed by Georgia law, may be signed in counterparts, and may be modified only by a writing signed by all Parties.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

EDWARD J. BORKWOSKI _______________________________ Date: _______________________________	MIMEDX GROUP, INC. By: _______________________________ Title: _______________________________ Date: _______________________________

2